Exhibit 5.1

August 1, 2022

Treasure Global Inc

276 5th Avenue, Suite 704 #739

New York, NY 10001

Re: Registration Statement on Form S-1 (File No. 333-264364)

Ladies and Gentlemen:

We have acted as counsel to Treasure Global Inc, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-264364), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 19, 2022 (as amended, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) for the registration of (i) up to 1,500,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”); (ii) 225,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares (the “Option Shares”) and (iii) up to 86,250 shares of Common Stock (“Warrant Shares” and together with the Firm Shares and the Option Shares, the “Shares”) issuable upon the exercise of warrants (“Warrants”), to be issued to EF Hutton, division of Benchmark Investments, LLC, as compensation for its services pursuant to the underwriting agreement to be entered into by and between the Company, EF Hutton, division of Benchmark Investments, LLC, and any other underwriter that is a party thereto (the “Underwriting Agreement”).

The Shares are to be sold by the Company pursuant to the Underwriting Agreement approved by the Company’s Board of Directors, or a committee thereof. This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and may be relied upon by all purchasers of the Shares in the offering described in the Prospectus (as defined below).

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined: (i) the Registration Statement; (ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter; (iii) the form of Underwriting Agreement; (iv) the form of Warrant; (v) the Company’s current Certificate of Incorporation (as amended, the “Charter”) and Amended and Restated Bylaws, each of which has been filed with the Commission as an exhibit to the Registration Statement; and (vi) the records of the corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Shares, and matters in connection therewith. We have reviewed such other matters and made such other inquiries as we have deemed necessary to render the opinions expressed herein. For the purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, the conformity to the original or final versions of the documents submitted to us as copies or drafts, including, without limitation, the Charter and that all signatures on each such document are genuine.

In rendering our opinion below, we have also assumed that: (i) the Company will receive consideration for the Shares offered and sold pursuant to the Underwriting Agreement at least equal to the par value of such share of Common Stock and in the amount required by the Underwriting Agreement; and (ii) the resolutions of the Board of Directors of the Company relating to the Underwriting Agreement, the Registration Statement and the authorization for issuance and sale of the Shares, and matters in connection therewith, have not been revoked, rescinded or amended as of the date hereof and are in full force and effect. We have not verified any of those assumptions.

Our opinions set forth below are limited to New York law and the Delaware General Corporation Law.

Based upon and subject to the foregoing, provided that the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the prospectus included in the Registration Statement that is declared effective by the Commission (the “Prospectus”), required by applicable law have been delivered and filed as required by such laws, it is our opinion that:

1. The Firm Shares and the Option Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized by the Company and when executed and delivered by the Company will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3. The Warrant Shares have been duly authorized for issuance by the Company and when issued upon exercise of the applicable Warrant against payment therefor in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following additional assumptions:

(i) The Registration Statement and any amendment thereto (including any post-effective amendment) has become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded;

(ii) All Shares offered pursuant to the Registration Statement will be issued and sold (a) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the Prospectus, and (b) only upon payment of the consideration fixed therefor in accordance with the Underwriting Agreement and the Warrants, as applicable; and

(iii) To the extent that the obligations of the Company under any agreement pursuant to which any Shares offered pursuant to the Registration Statement are to be issued or governed, including any amendment or supplement thereto, may be dependent upon such matters, we assume for purposes of this opinion letter that (a) each party to any such agreement other than the Company will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such other party will be duly qualified to engage in the activities contemplated thereby; (b) each such agreement and the applicable Shares will have been duly authorized, executed and delivered by each such other party and will constitute the valid and binding obligations of each such other party, enforceable against each such other party in accordance with their terms; (c) each such other party will be in compliance, with respect to acting in any capacity contemplated by any such agreement, with all applicable laws and regulations; and (d) each such other party will have the requisite organizational and legal power and authority to perform its obligations under each such agreement.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP

Carmel, Milazzo & Feil LLP